Exhibit 107

Calculation of Filing Fee Tables

Form F-3ASR

(Form Type)

Belite Bio, Inc

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Ordinary shares, par value US$0.0001 per share (1)	Rules 456(b) and 457(r)	(2)	(2)	(2)	(3)	(3)
Fees to be paid	Equity	Preferred shares, par value US$0.0001 per share	Rules 456(b) and 457(r)	(2)	(2)	(2)	(3)	(3)
Fees to be paid	Other	Warrants	Rules 456(b) and 457(r)	(2)	(2)	(2)	(3)	(3)
Fees to be paid	Other	Overallotment Purchase Rights	Rules 456(b) and 457(r)	(2)	(2)	(2)	(3)	(3)
Fees to be paid	Other	Subscription Rights	Rules 456(b) and 457(r)	(2)	(2)	(2)	(3)	(3)
Fees to be paid	Other	Units	Rules 456(b) and 457(r)	(2)	(2)	(2)	(3)	(3)
Fees to be paid	Debt	Capital Notes	Rules 456(b) and 457(r)	(2)	(2)	(2)	(3)	(3)
Fees to be paid	Debt	Debt Securities	Rules 456(b) and 457(r)	(2)	(2)	(2)	(3)	(3)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Total Offering Amounts					N/A	N/A		N/A
Total Fees Previously Paid								N/A
Total Fee Offsets								N/A
Net Fee Due								N/A

(1)	These ordinary shares will be represented by American Depositary Shares, or ADSs, each of which represents one ordinary share of the registrant. ADSs issuable on deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-264395).

(2)	An unspecified aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be offered hereunder at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. In addition, securities registered hereunder may be sold either separately or as units comprised of one or more types of securities registered hereunder. An unspecified amount of these securities are also being registered as may from time to time be offered hereunder by selling shareholders at indeterminate prices.

(3)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all registration fees. The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.